Exhibit 10.24

Standard Manufacturing Agreement

FutureQuest Systems Confidential

STANDARD MANUFACTURING AGREEMENT

FutureQuest Systems, California Company (“FQS”) whose principal place of business is located at 4416 Technology Drive, Fremont, California 94538 and Envivio, Inc. (“Customer”) whose principal place of business is located at 400 Oyster Point Blvd., Suite 325, South San Francisco, California 94080 in their desire to formulate a strategic business relationship and to define their expectations regarding this relationship, hereby agree as follows:

1.0	PRECEDENCE:

1.1    Agreement is intended by FQS and Customer to operate as a basic set of operating conditions regarding their respective business relationship. Product specific requirements along with specific business terms and conditions will be mutually agreed to and documented by an addendum to this Agreement.

1.2    It is the intent of the parties that this Agreement and its addenda shall prevail over the Standard Manufacturing Agreement previously entered into by the parties if applicable. It is the intent of the parties that this Agreement and its addenda shall also prevail over the terms and conditions of any purchase order, acknowledgment form or other instrument.

1.3    This Agreement may be executed in one or more counterparts, each of which will be deemed the original, but all of which will constitute but one and the same document. The parties agree this Agreement and its addenda may not be modified except in writing signed by both parties.

2.0	TERM

2.1    This Agreement shall commence on the effective date: December 1, 2009 and shall continue for an initial term of one (1) year. This Agreement shall automatically be renewed for successive one (1) year increments unless either party requests in writing, at least ninety (90) days prior to the anniversary date that this Agreement not be so renewed.

3.0	PRODUCT FORECAST

3.1    Customer will provide monthly a three (3) month rolling Product forecast to FQS. However, the forecast is for information only. It is not a commitment to buy the forecasted quantity. Customer’s commitment to buy will be based on PO issued by Customer. Customer shall not be liable for any information or omission provided by Customer in the forecasts.

4.0	MATERIAL PROCUREMENT

4.1    FQS is authorized to purchase materials using standard purchasing practices including, but not limited to, acquisition of material recognizing Economic Order Quantities, Envivio buy policy and long lead time component management in order to meet the forecasted requirements of Customer if FQS feels it is necessary to meet the delivery lead time commitment to Customer. FQS shall purchase parts from only vendors on the Customer’s approved vendor list. Customer will provide an approved vendor list including Customer product number, manufacturer product number, description, sources, and price.

Customer recognizes its financial responsibility for the custom material purchased by FQS on behalf of Customer. Customer is responsible for material to the extent that (i) material was purchased by FQS to support the Product forecast and agreed upon safety stock (yet to be agreed); (ii) FQS exercised reasonable business judgment in managing suppliers and lead times; (iii) FQS complied with Customer cancellation instructions in a timely manner (canceled all open orders within one (1) week of receiving instructions); and (iv) such materials cannot be used by FQS for other customers and at other sites of FQS.

4.2    Customer may revise or cancel a purchase order for Product and may also eliminate a component from a Product. If Customer revises or cancels a purchase order (“Order”), or eliminates a component causes excess inventory, FQS shall identify all potential liability of Customer for material on order, material on hand, work in process, and finished goods. FQS shall undertake commercially reasonable efforts to cancel all applicable component purchase orders and reduce component inventory through return for credit programs or allocate components for alternate programs to minimize charges to Customer. Customer agrees to compensate FQS for costs incurred for finished goods (including profit); work in process (including labor performed); material on hand which could not be returned or used for other customers and at other sites of FQS; material on order which could not be canceled; applicable material supplier’s restocking or cancellation fees; and agreed FQS handling charges.

4.3    FQS will report its inventory position to Customer on a bi-weekly basis and at month’s end within three (3) business days, including the following data: quantity of raw material, work in process and any open orders that cannot be canceled due to supplier lead time. Report will specifically identify any material on hand or on order where the quantity exceeds the agreed three (3) month forward looking forecast plus safety stock.

4.4    FQS shall undertake reasonable efforts to cancel all applicable component purchase orders and reduce component inventory through return for credit programs or allocate components for alternate programs if applicable.

4.5    Customer shall be liable for FQS parts costs only up to an amount not to exceed the inventory agreed upon between the parties in writing (“Agreed Inventory”) (yet to be agreed). FQS shall be solely liable for any inventory exceeding the “Agreed Inventory”. FQS shall minimize carrying cost by utilizing consigned and bonded inventory from suppliers. The “Agreed Inventory” can be modified only with the written agreement of the Customer’s Chief Financial Officer. Customer may decrease the amount of the “Agreed Inventory” without penalty upon written notice to FQS provided that the revised “Agreed Inventory” is not less than the then existing inventory held by FQS.

4.6    FQS shall provide Customer with an Inventory report on a bi-weekly basis and at month’s end within three (3) business days. The report shall include Customer Product number, manufacturer product number, description, quantity, and location, price per piece, and total cost for each Product.

4.7    FQS shall notify Customer immediately upon notification of end of life for any parts. FQS shall formally review parts life with each manufacturer on a quarterly basis and provide the review results to Customer.

5.0	PURCHASE ORDERS AND PRICE REVIEWS

5.1    Initial order placement will be an Order from Customer to FQS issued electronically with facsimile copy or email as backup. Shipment of Product to Customer or Customer designated location worldwide from date of acceptance shall be three (3) weeks. FQS will provide notice to Customer of Order acceptance and scheduled shipment date within three (3) business days.

5.2    Customer may issue specific Orders to FQS which will be identified as “high priority” at time of Order placement. FQS’s on-time delivery performance of “high priority” Products will be taken into consideration by the parties during quarterly price reviews.

5.3    Customer may, without penalty, change the mix of Products requested within any forecast period provided that the Products incorporate only common components. FQS will use best efforts to accommodate all such requests within material and capacity constraints.

5.4    If an Order has not yet been accepted by FQS, Customer may, without penalty, delay such forecasted Product delivery beyond the scheduled delivery date by giving FQS written notice at least thirty (30) days prior such delivery date. In addition, Customer may, without penalty, increase or decrease the total units of forecasted Products.

5.5    In the event Customer issues Orders in excess of forecasts and agreed to safety stock, FQS will use commercially reasonable efforts to recover and replenish inventory levels. Expediting costs for such Orders will be agreed upon prior to Order placement.

5.6    FQS and Customer will meet every three (3) months during the term of this Agreement to review safety stock levels, pricing and to determine whether any price adjustment is required. For major components, the pricing review will take place monthly.

5.7    FQS will provide pricing for average monthly volumes of 50 units. If volumes fall below 70% production rate of 50 units, FQS and Customer agree to review the causes. If the volumes have dropped due to the end of Product life, FQS and Customer agree to develop their end-of-life support strategy. If the low volumes are only temporary, FQS and Customer will discuss what if any fixed program costs are required to maintain the FQS team. FQS will attempt to minimize the fixed program costs by re-assigning personnel whenever possible. FQS will consider production volumes of comparable (within the same Product family) follow-on products when calculating total monthly volumes realized.

6.0	TESTING AND ACCEPTANCE

6.1    The Customer program quality requirements shall be in accordance with ISO-9000. Printed Circuit Board Assemblies (“PCBA”) shall be fabricated with IPC Standard. Improvements/Defects will be prioritized and assigned appropriate resources by all parties.

6.2    Where a portion of payments to FQS is to be withheld pending final acceptance testing, Customer shall notify FQS of the date on which Customer shall be ready to commence such tests as FQS shall have the right to participate in and observe the final acceptance testing.

7.0	DELIVERY

7.1    FQS will use best efforts to target on time delivery based on monthly forecast provided by Customer, in no case later than thirty (30) calendar days from the date of the Order acceptance. Each configuration Order received from Customer will include the date on which the Product is to be delivered to either Customer or their designated customer location. FQS agrees that time is of the essence in this Agreement and that any delays shall constitute a material breach of this Agreement. FQS agrees to indemnify Customer against any and all damages suffered by Customer as a result of FQS’s delays in delivery. If FQS fails to meet any agreed delivery date, except for reasons of force majeure and without prejudice to any other rights Customer may have under this Agreement or by law, FQS shall pay to Customer upon Customer’s request the minimum damages payment in the amount of one (1) percent of the purchase prices for the Products to be delivered pursuant to the delayed Order per calendar day of delay, up to a maximum amount per delay event of twenty percent (20%) of such purchase prices. The payment of any of these amounts or parts thereof shall not discharge FQS of its obligations to supply the Products or of any other liabilities or obligations under this Agreement and/or any Order. Unconditional acceptance or receipt of any delayed Products shall not preclude Customer from claiming any outstanding amounts specified above. In the event the delay exceeds fifteen (15) days, Customer may, in addition to the foregoing rights, terminate the affected Order wholly or in part without incurring any charges or liability. Notwithstanding the foregoing, FQS is not responsible for delays solely caused by delayed on the part of Customer’s designated or approved parts vendors if FQS notifies Customer of the unavailability of such parts within 7 days from the date of the Customer’s Order. An approved vendor is a parts vendor on Customer’s list of approved vendors. A designated vendor is a vendor designated by Customer in its Bill of Materials issued by Customer.

7.2	The FOB point is ex factory.

7.3    FQS and Customer shall agree to delivery schedule flexibility requirements specific to the Product as documented in the addenda.

7.4    Upon learning of any potential delivery delays, FQS will notify Customer as to the cause and extent of such delay.

7.5    If FQS fails to make deliveries at the specified time and such failure is caused by FQS, FQS will, at no additional cost to Customer, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of deliveries.

7.6    Should Customer require FQS to undertake export activity on behalf of Customer, Customer agrees to submit requested export information to FQS pursuant to FQS Guidelines for Customer-Driven Export Shipments as provided in the addenda.

7.7    Customer and its customers shall inspect the Products within thirty (30) days after receipt and, whether or not Customer conducts such inspection, Customer and its customers shall have the right to reject any non-conforming Product. Customer shall provide written notice to FQS setting forth full details of the reasons for rejection and if the Products are found to be non-conforming, FQS shall pay for Customer and its customer’s cost incurred in returning the Product to FQS.

7.8    FQS shall, at its sole expense, obtain any and all necessary governmental approvals and other authorizations and approval that are appropriate or necessary to carry out the proposed activities contemplated in this Agreement. FQS shall obtain all necessary governmental and regulatory approvals to sell the Products to Customer.

8.0	PRICING AND PAYMENT TERMS

8.1    Prices for Products shall be as set forth on the purchase orders placed with FQS from time to time. FQS shall not unilaterally change the purchase price or suggested retail price for any Product without Customer’s prior written agreement. Product pricing shall be based upon the Bill of Materials. Parts pricing shall be based upon the most recent purchase of each item. Any price change shall apply to Orders for the Products received by FQS after the effective date of such price changes. Unless otherwise specified, all prices are exclusive of taxes, levies and duties of any nature whatsoever applicable to the Product purchased by Customer under this Agreement.

8.2    FQS and Customer agree to payment terms of Net 60 days from the date of invoice. FQS shall invoice Customer upon shipment of the Products.

8.3	Currency will be in U.S. Dollars unless specifically negotiated and reflected in the addenda.

8.4    Until the purchase price and all other charges payable to FQS have been received in full, FQS retains and Customer grants to FQS a security interest in the products delivered to Customer and any proceeds therefrom.

9.0	QUALITY

9.1    The Customer program quality requirements shall be in accordance with IAW ISO 9000. Improvements will be prioritized and assigned appropriate resources by all parties.

9.2 FQS	program quality requirements shall be in accordance with IAW ISO 9000.

9.3    If the total unit of Products subject to repairs/replacement are returned by Customer’s customers in any calendar quarter exceed one percent (1%) of the total number of units of Products shipped for such calendar quarter, FQS shall pay Customer a quality control fee equivalent to 6% of the price of the total Products shipped for that calendar quarter. Customer may deduct such amount against future payments to FQS or at Customer’s request; FQS shall apply a credit to its invoices to Customer. FQS shall keep all records and provide to Customer a quarterly report reporting all of the defective Products returned and the causes for the defects within five (5) business days from the end of each calendar quarter. FQS shall pay any quality control fee payable to Customer at the time it delivers such quarterly report to Customer. Notwithstanding the foregoing, FQS shall not be liable for defects cause by parts from Customer’s approved or designated vendors. However, FQS shall be liable for defects arising from its workmanship in assembly, packing, and shipment.

10.0	ENGINEERING CHANGES

10.1    Customer may, upon advance written notice to FQS, submit engineering changes for incorporation into the Product. It is important that this notification include documentation of the change to effectively support an investigation of the impact of the engineering change. FQS will make a reasonable effort to review the engineering change and report to Customer with five (5) business days. If any such change affects the price, delivery, or quality performance of said Product, an equitable adjustment will be negotiated between FQS and Customer prior to implementation of the change.

10.2    FQS agrees not to undertake significant process changes, design changes, or process step discontinuance affecting electrical performance and/or mechanical form and fit without prior written notification and concurrence of the Customer.

11.0	INVENTORY MANAGEMENT

11.1    FQS agrees to purchase components according to the Customer approved vendor list (AVL) including any sourcing plans as provided by the addenda.

11.2	All customer tooling/equipment furnished to FQS or paid for by Customer in connection with this Agreement shall:

a)	Be clearly marked and remain the personal property of Customer.
b)	Be kept free of liens and encumbrances

d)	Unless otherwise agreed, Customer is responsible for the general maintenance of Customer tooling/equipment. FQS shall notify Customer of any defects or required maintenance or repairs.

FQS shall hold Customer property at FQS’ own risk and shall not modify the property without the written permission of Customer. Upon Customer’s request, FQS shall redeliver the property to Customer in the same condition as originally received by FQS with the exception of reasonable wear and tear. In the event the property is lost, damaged or destroyed, FQS’s liability for the property is limited to the replacement value of the property.

12.0	CONFIDENTIAL INFORMATION

12.1    FQS and Customer agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information.

12.2    Subject to the terms of the Nondisclosure Agreement and the proprietary rights of the parties, FQS and Customer agree to exchange, at least semi-annually, relevant process development information and business plans to include market trends, process technologies, product requirements, new product developments, available capacity and other information to support technology advancements by both FQS and Customer.

13.0	WARRANTY

13.1    FQS warrants for a period of three (3) years from the date of manufacture of the Product, that (i) the Product will conform to the specifications applicable to such Product at the time of its manufacture, which are furnished in writing by Customer and accepted by FQS (and respecting such acceptance by FQS, in the absence of FQS’ written rejection within 5 days of receipt of Product specifications from Customer, FQS shall be deemed to have accepted such specifications); (ii) such Product will be of good material (supplied by FQS) and workmanship and free from defects for which FQS is responsible in the manufacture; (iii) such Product will be free and clear of all liens and encumbrances and that FQS will convey good and marketable title to such Product. In the event that any Product manufactured shall not be in conformity with the foregoing warranties, FQS shall, at FQS’s expense, replace, repair or correct such Product, or if unable to replace, repair, or correct within a time period that is reasonably acceptable to Customer, FQS shall credit Customer for any such nonconformity (not to exceed the purchase price paid by Customer for such Product).

13.2    To return any defective Products to FQS, Customer shall request and obtain a Return Material Authorization number from Customer’s Professional Services Department for each defective Product prior to return of the Product. FQS shall acknowledge receipt of a returned Product within 24 hours, using a standard process set up by Customer and including the RMA Product information in a local RMA log maintained by FQS’ representative at the location processing the RMA (the “RMA Processor”) and distributed to Customer’s Production Department on a weekly basis. Any missing information concerning the returned Product or obvious physical damage to it will be noted in FQS’ receipt acknowledgement and in the log. Within 72 hours of FQS’ receipt of the returned Product, the RMA Processor shall provide information concerning FQS’ diagnosis of the defect, to be followed by a full failure analysis within 24 hours of completion of the Product’s repair. FQS agrees to debug and repair or replace defective Product within ten (10) days of its receipt at FQS’s factory, the repaired or replaced Product shall be shipped to Customer or Customer’s customer within such 10 day period, provided however if FQS is unable to meet this timetable due to the unavailability of a component, FQS shall note the delay and its cause in the RMA log. FQS will make all commercially reasonable efforts to procure any necessary materials as quickly as possible. Customer’s customers shall pay the transportation charges for returning the defective Product to FQS. Customer shall pay for the transportation charges for returning the repaired or replaced Product to Customer’s customers. The warranty on repaired or replaced items shall be the same as the original warranty period. FQS shall perform a failure analysis of all returned Product.

13.3    FQS shall have no responsibility or obligation to Customer under warranty claims with respect to Products that have been subjected to abuse, misuse, accident, alteration, neglect or unauthorized repair.

13.4    THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND FQS EXPRESSLY DISCLAIMS AND CUSTOMER WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE.

13.5    FQS shall have no liability or responsibility under Sections above for any losses or damages to the extent that any such Epidemic Failure claims are the result of:

a)	FQS’s compliance with Customer specifications;
b)	the negligence of Customer or any other person providing goods or services in connection with the design, development, production, and distribution of the Product (with the exception of FQS manufacture of the Product);
c)	modification or alteration of the Product by a party other than FQS (with the exception of party hired by FQS, under the control of FQS, or is an agent of FQS);
d)	defects in Customer’s products or components thereof (with the exception of the Products and FQS supplied components thereof).

14.0	TERMINATION

14.1    If either party fails to meet any one or more of the terms and conditions as stated in either this Agreement or the addenda, FQS and Customer agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with thirty (30) days written notice of termination.

14.2    This Agreement shall immediately terminate should either party; (i) become insolvent; (ii) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets or; (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

14.3    Either FQS or Customer may terminate this Agreement without cause by giving one hundred and twenty (120) days advance written notice to the other party. If FQS terminates this Agreement, FQS shall provide sufficient time to Customer to find an alternative service provider.

14.4    Upon termination, FQS shall remain obligated to deliver Products ordered by Customer prior to termination and still required by Customer and Customer shall be obligated to pay for all Products ordered under the terms of this Agreement. Upon termination, FQS shall return all Customer furnished tools and any other material provided by or owned by Customer. FQS and Customer shall agree on a transition plan to address all inventories of raw materials and components in inventory at FQS; provided that such raw materials are not common components that can be used in the manufacturing of other products for other FQS customers.

15.0	DISPUTE RESOLUTION

15.1    In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.

15.2    It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between FQS and Customer. Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution, then senior management of FQS and Customer are authorized to and will meet personally to confer in a bona fide attempt to resolve the matter.

15.3    If the parties are unable to settle the dispute within thirty (30) days from the date one party notifies the other of the dispute in accordance to Section 15.2 above, then either party may initiate final and binding arbitration with the American Arbitration Association (“AAA”) under AAA’s Commercial Arbitration Rules then in effect by one (1) arbitrator appointed in accordance with the said rules. All arbitration proceedings shall be conducted in the English language in San Francisco, California, U.S.A. Notwithstanding anything to the contrary, either party may seek injunctive relief from any court with jurisdiction over such matters and the parties involved to the extent necessary and/or appropriate to protect confidential information and/or other intellectual property from irreparable harm arising out of any actual or threatened breach of this Agreement.

16.0	LIMITATION OF LIABILITY

IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR

ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY DAMAGES OF ANY KIND WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

17.0	PATENT, COPYRIGHT AND TRADEMARK INDEMNITY

17.1    Each party (the “indemnifying party”) shall defend, indemnify, and hold harmless the other party from any claims by a third party of infringement of intellectual properties resulting from the acts of the indemnifying party pursuant to this Agreement, and FQS shall defend, indemnify, and hold harmless Customer from any claims by a third party arising due to FQS’ breach of any of its warranty obligations contained in Section 13.1, provided that the other party (i) gives the indemnifying party prompt notice of any such claims, (ii) renders reasonable assistance to the indemnifying party thereon, and (iii) permits the indemnifying party to direct the defense of the settlement of such claims. Notwithstanding the foregoing, the indemnifying party shall not be liable for any claim resulting from the other party’s: (i) unauthorized alteration, modification, or repair of the Product (ii) use of any component of the Product outside of such Product; and (iii) use beyond the normal usage for the Product.

18.0	INTELLECTUAL PROPERTY RIGHTS AND LICENSE

18.1    Unless supplied or funded by Customer, specifications, test and manufacturing technology developed by FQS for the purpose of providing Product to Customer under the terms of this Agreement are the sole and exclusive property of FQS, and Customer will have no rights with respect thereto unless otherwise agreed to in writing by the parties.

18.2    All Product designs and all intellectual property rights relating to the Product provided by Customer and modifications thereof are the sole and exclusive property of Customer.

18.3    Customer shall provide FQS with all Customer software or firmware required for the manufacturing of the Products in machine-readable object code form (“Customer Software”). Customer hereby grants to FQS a worldwide, non-exclusive, non-transferable, restricted license during the Term of this Agreement to (i) incorporate Customer Software in the Product, in machine-readable object code form, and (ii) copy the Customer Software in conjunction with its manufacturing of the Products under the terms of this Agreement. Customer shall provide to FQS one master copy of the Customer Software, in machine readable object code form, solely for Licensee’s use pursuant to this Agreement.

18.4    FQS is granted a worldwide, non-exclusive, non-transferable, restricted license to use, reproduce, modify, translate, enhance, or adapt any documentation related to the Products provided by Customer (“Documentation”) in connection with the exercise of the licenses granted in Section 18.3.

18.5    FQS shall: (i) adopt and enforce such internal policies, procedures and monitoring mechanisms as are necessary to ensure that the Customer Software and Documentation are used only in accordance with the terms of Section 18; and (ii) take all steps necessary to ensure that no person or entity will have unauthorized access to the Customer Software and Documentation.

FQS shall not assign, sublicense, lease, encumber or otherwise transfer or attempt to transfer the Customer Software or any portion thereof, other than in accordance with this Agreement. FQS shall not modify, translate, reverse engineer, decompile or disassemble the Customer Software.

18.6    Customer hereby grants FQS a royalty-free, nontransferable, nonexclusive, revocable license under Customer’s trademarks during the Term of this Agreement solely for the purpose of fulfilling FQS’s obligations hereunder. Except as set forth in this Section, nothing in this Agreement shall grant or shall be deemed to grant to FQS any right, title or interest in or to Customer’s trademarks. All uses of Customer’s trademarks shall inure to the benefit of Customer. At no time during the term of this Agreement shall FQS challenge or assist others to challenge the trademarks of Customer (except to the extent such restriction is prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Customer. FQS will not remove, obscure, or alter Customer’s copyright notice, trademarks, or other proprietary rights notices affixed to or contained within any Products.

18.7    “MPEG Consortium” shall mean the (i) MPEG LA (the MPEG Licensing Authority), (ii) Via Licensing and (iii) individuals or companies under the MPEG LA or Via Licensing with valid patent claims relevant to the MPEG-4 video and audio standards incorporated into the Products. Customer represents and warrants that (i) the Product is licensed under patents from the MPEG Consortium; (ii) Customer has a valid right to license the Product from the MPEG Consortium as a manufacturer of the Product, and (iii) but for this license such patents (if valid and in force) are necessarily and unavoidably infringed by the execution of the inherent functionality of the Product. The MPEG Consortium assesses certain patent royalties on the direct or indirect buyer of the Product from Customer, which are payable by such buyer or its end user customers. Customer makes no representation, warranty or indemnity with respect to and shall not be liable for any patent infringement claims brought against Buyer by third parties based on obligation to pay patent royalties for the sale of Products or operation of services utilizing MPEG-4 Visual and MPEG-4 AVC technologies. THE TERMS OF THIS SECTION SHALL PREEMPT AND CONTROL ANY CONTRARY TERMS PROVIDED UNDER ANY SECTIONS OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO SECTIONS PERTAINING TO LICENSE FEES, INTELLECTUAL PROPERTY OWNERSHIP, WARRANTY, AND INDEMNITY.

THIS PRODUCT IS LICENSED UNDER THE MPEG-4 VISUAL PATENT PORTFOLIO LICENSE AND THE AVC PATENT PORTFOLIO LICENSE FOR THE PERSONAL AND NON-COMMERCIAL USE OF A CONSUMER FOR (I) ENCODING VIDEO IN COMPLIANCE WITH THE MPEG-4 VISUAL STANDARD (“MPEG-4 VIDEO”) AND THE AVC STANDARD (“AVC VIDEO”) AND/OR (II) DECODING MPEG-4 VIDEO AND AVC VIDEO THAT WAS ENCODED BY A CONSUMER ENGAGED IN A PERSONAL AND NON-COMMERCIAL ACTIVITY AND/OR WAS OBTAINED FROM A VIDEO PROVIDER LICENSED BY MPEG LA TO PROVIDE MPEG-4 VIDEO AND AVC VIDEO. NO LICENSE IS GRANTED OR SHALL BE IMPLIED FOR ANY OTHER USE. ADDITIONAL INFORMATION INCLUDING THAT RELATING TO THE PROMOTIONAL, INTERNAL AND COMMERCIAL USES AND LICENSING MAY BE OBTAINED FROM MPEG LA, LLC. SEE HTTP://WWW.MPEGLA.COM.

18.9    Survival of Ownership Rights. This Section 18 shall survive any termination or expiration of this Agreement.

19.0	RECORDS AND AUDIT RIGHTS

19.1    During the Term of this Agreement and for two (2) years from its termination or expiration, FQS agrees to keep all usual and proper records and books of account and all usual and proper entries relating to each Product manufactured hereunder. FQS’s records and books of account shall be kept in accordance with GAAP.

19.2    In order to verify reports issued by FQS and FQS’s compliance with the terms of this Agreement, Customer may cause (i) an audit to be made of FQS’s books and records and/or (ii) an inspection to be made of FQS’s facilities and procedures. Any audit or inspection shall be conducted during regular business hours at FQS’s facilities, upon reasonable notice to FQS. Any audit shall be conducted by an independent certified public accountant selected by Customer.

19.3    FQS agrees to provide Customer’s designated audit or inspection team access to the FQS records relating to the sale and distribution of the Products under this Agreement and facilities to make copies of such records.

19.4    Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit and/or inspection. Any such audit or inspection shall be paid for by Customer unless material discrepancies are disclosed through such audit or inspection. “Material” shall mean the lesser of Five Thousand Dollars (U.S. $5,000.00) or five percent (5%) of the amount that was reported. If material discrepancies are disclosed, FQS agrees to pay Customer for the costs associated with the audit and/or inspection. In no event shall audits or inspections be made more frequently than semi-annually unless the immediately preceding audit or inspections disclosed a material discrepancy.

20.0	GENERAL

20.1    Each party to this Agreement will maintain insurance to protect itself from claims (i) by the party’s employees, agents and subcontractors under Worker’s Compensation and Disability Acts, (ii) for damages because of injury to or destruction of tangible property resulting out of any negligent act, omission or willful misconduct of the party or the party’s employees or subcontractors, (iii) for damages because of bodily injury, sickness, disease or death of its employees or any other person arising out of any negligent act, omission, or willful misconduct of the party or the party’s employees, agents or subcontractors.

20.2    FTQ shall not delegate, assign or transfer its rights or obligations under this agreement, whether in whole or part, without the written consent of Customer.

20.3    Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed party provided that the delayed party: (i) gives the other party written notice of such cause within fifteen (15) days of the discovery of the event; and (ii) uses its reasonable efforts to remedy such delay in its performance. The other party may at its option following written notice to the delayed party terminate this Agreement if such delay extends for more than 30 days.

20.4    This Agreement shall be governed by, and construed in accordance with the laws of the State of California, excluding its conflict of laws provisions. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorney fees incurred.

20.5    The parties understand and agree that each party is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. Neither party (nor any agent or employee of that party) is the representative of the other party for any purpose and neither party has the power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture or partnership relationship between the parties. Except as otherwise specifically provided herein, neither party has the right or authority to control the manner or means by which the other party performs its obligations hereunder.

20.6    Any notices required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) upon delivery, if delivered by hand, (b) upon delivery, if transmitted by facsimile (confirmed by letter sent by first class mail), (c) one business day following the business day of deposit with an overnight courier, freight prepaid, or (d) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by prepaid first class mail, to the party at the address set forth on the first page of this Agreement, or such other address as a party may specify by notice pursuant to this Section 20.6.

20.7    If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, (a) such provision shall be fully severed herefrom and the remainder of the Agreement shall remain in full force and effect and (b) in lieu of such provision, the parties agree to add to this Agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.

20.8    No delay or omission by either party hereto to exercise any right, power or remedy occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right, power or remedy or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise. No waiver of a breach on one occasion shall be deemed a waiver on another occasion.

20.9    This Agreement and the exhibits attached hereto constitute the entire and complete agreement between the parties regarding the subject matter hereof and thereof and supersede all prior or contemporaneous agreements, understandings, negotiations, proposals and representations by the parties with respect to such subject matter. No change, modification, amendment, waiver or discharge hereof shall be valid unless it is in writing and is executed by both parties.

20.10    Any provision of this Agreement having its performance period beyond the term of this Agreement shall survive the termination or expiration of this Agreement.

Agreed:
FQS	Customer:
By:	By:
Name:	Name:
Title:	Title:
Date:	Date: